Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

November 7, 2008

iPath Exchange Traded Notes

iPath® Dow Jones-AIG Livestock Total Return

Sub-IndexSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–AIG Livestock Total Return Sub-IndexSM ETN is designed to provide investors with cost-effective exposure to livestock commodities as measured by the Dow Jones–AIG Livestock Total Return Sub-IndexSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS

Ticker COW

Intraday indicative value ticker COW.IV

Bloomberg index ticker DJAILITR

CUSIP 06739H743

Primary exchange NYSE Arca

Yearly fee 0.75%*

Inception date 10/23/07

Maturity date 10/22/37

Index Dow Jones-AIG Livestock Total Return

Sub-IndexSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AA

Moody's rating Aa1

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

INDEX SECTOR BREAKDOWN

Cattle – Live 63.84%

Lean Hogs 36.16%

Sources: Dow Jones, AIG–FP as of 09/30/08. Subject to change. For current weightings, please go to www.iPathETN.com.

INDEX CORRELATIONS

Dow Jones-AIG Livestock Total Return Sub-IndexSM 1.00

Dow Jones-AIG Commodity Index Total ReturnSM 0.09

S&P GSCI™ Total Return Index 0.04

S&P GSCI™ Livestock Index 0.98

S&P 500 Index 0.02

Lehman Brothers U.S. Aggregate Index -0.15

MSCI EAFE Index 0.07

Sources: S&P, Dow Jones and AIG Financial Products Corp., Lehman Brothers, MSCI Inc., Bloomberg, BGI (09/03—09/08), based on monthly returns.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-AIG Livestock Total Return Sub-IndexSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-AIG Livestock Total Return Sub-IndexSM ETN

FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com

The Dow Jones–AIG Livestock Total Return Sub-IndexSM is a sub-index of the Dow Jones–AIG Commodity IndexSM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is currently composed of two livestock commodities contracts (lean hogs and live cattle) traded on U.S. exchanges.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/08)

1-YEAR RETURN % 3-YEAR RETURN %

ANNUALIZED

5-YEAR RETURN %

ANNUALIZED

STANDARD DEVIATION

% ANNUALIZED*

Dow Jones-AIG Livestock Total Return Sub-IndexSM -23.29 -10.02 -4.06 15.85

Dow Jones-AIG Commodity Index Total ReturnSM -3.66 1.90 10.15 17.13

S&P GSCI™ Total Return Index 12.72 0.29 13.27 22.94

S&P GSCI™ Livestock Index -22.82 -9.32 -3.15 15.84

S&P 500 Index -21.98 0.22 5.17 10.35

Lehman Brothers U.S. Aggregate Index 3.65 4.15 3.78 3.09

MSCI EAFE Index -30.50 1.12 9.69 13.73

* Based on monthly returns for 09/03—09/08. Sources: S&P, Dow Jones, AIG-FP, Lehman Brothers, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to

www.iPathETN.com.